EXHIBIT 11

                         SALIVA DIAGNOSTIC SYSTEMS, INC.
                          COMPUTATION OF LOSS PER SHARE
                                   (UNAUDITED)

                    THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                    ---------------------------  ----------------------------
                        2004          2003           2004           2003
                        ----          ----           ----           ----

Basic earnings:

Net (loss)           $ (110,045)   $ (413,670)   $   (258,325)   $   (824,646)
                     ==========    ==========    ============    ============

Shares:
Weighted common
shares outstanding   30,509,700    30,429,491      30,509,700      24,490,264
                     ==========    ==========    ============    ------------

Basic and diluted
(loss) per share     $    (0.00)   $    (0.01)   $      (0.01)   $      (0.03)
                     ==========    ==========    ============    ============